EXHIBIT 10.34

Employee Name:	Alfred T. Mockett
Employee No:	28961

American Management Systems, Incorporated
Deferred Stock Unit Agreement

     You have been granted a right, in the form of deferred stock units (the “Units”), to receive shares of common stock, par value $0.01 (“Shares”), of American Management Systems, Incorporated (the “Company”) by the Company’s Board of Directors as an inducement to entering into the employment agreement that was entered into between you and the Company effective as of December 1, 2001, as amended (the “Employment Agreement”). The Units are subject to the terms and conditions set forth below and in the Employment Agreement, and, to the extent that Shares are issued or delivered in satisfaction of the Units under the American Management Systems Restricted Stock and Stock Bonus Plan (the “Restricted Stock Plan”), in the Restricted Stock Plan.

     A Unit is a contract right to receive a Share on the maturity date of the Unit. You will have no rights as a shareholder with respect to the Shares underlying the Units until the Shares actually are issued or delivered to you. Until that time, your rights under the Units will be those of a general unsecured creditor of the Company.

     Capitalized terms not defined in this Agreement are defined in the Employment Agreement or Restricted Stock Plan.

1.	Number of Shares:	177,000
2.	Date of Grant:	December 1, 2001
3.	Purchase Price:	$0 per share

     4.     Vesting Dates: You will forfeit the unvested portion of the Units and the Shares subject to that portion of the Units when you terminate employment with the Company. The Units will vest in 25% increments on the first, second, third and fourth anniversaries of the date of grant as follows:

Vesting Date	Number of Shares

12/01/2002	44,250

12/01/2003	44,250

12/01/2004	44,250

12/01/2005	44,250

Total	177,000

Notwithstanding the foregoing, the Units will fully vest upon the first to occur of any of the following: (a) termination of the Employment Agreement due to the Company’s failure or refusal to extend the term of the Employment Agreement pursuant to Section 1 thereof, (b) termination of your employment due to your death or disability, (c) termination (or constructive termination, as defined in the Employment Agreement) of your employment without Cause, and (d) a Change of Control of the Company. For purposes of this Agreement, you will be considered disabled if, as a result of your incapacity due to physical or mental illness, you will have been unable regularly to perform substantially all of your duties under the Employment Agreement for an entire period of six (6) consecutive months.

     5.     Maturity Date: Upon the maturity date of the Units, certificates representing the Shares subject to the Units will be registered in your name and delivered, free of all restrictions, except any restrictions that may be imposed by law, to you or your beneficiary or legal representative. The maturity date of the Units will be December 1, 2005; provided, however, that you will have the right to elect to defer the maturity date of the Units to a later date designated by you. Such a deferral election must be made before the beginning of the calendar year immediately preceding the calendar year in which the maturity date otherwise would occur, in such manner as is specified by the Company, and, once made, will be irrevocable. Notwithstanding the foregoing, the Company will not be required to issue or deliver any certificates for Shares until all of the following conditions are satisfied:

              a.     The admission of such Shares to listing on all stock exchanges on which the stock is then listed, if any;

              b.     The completion of any registration or other qualification of such Shares under any federal or state law, under the rulings or regulations of the Securities and Exchange Commission, or under any other governmental regulatory agency that the Company will in its sole discretion determine to be necessary or advisable;

              c.     The obtaining of any approval or other clearance from any federal or state governmental agency that the Company will in its sole discretion determine to be necessary or advisable; and

              d.     The lapse of such reasonable period of time following the expiration of the restrictions as the Company from time to time may establish for reasons of administrative convenience.

Shares granted on the maturity date of the Units shall be granted, to the extent possible (or to the extent determined by the Compensation Committee in its discretion, if less), as Discretionary Awards under the Restricted Stock Plan.

     6.     Non-Transferability: The Units may not be sold, transferred, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

     7.     Method of Beneficiary Designation: You may designate a beneficiary (or beneficiaries) to receive any stock certificate that is to be delivered under the Units on or after your death. The designation may be made in the space provided. You agree that you will furnish the Company promptly any changes in such beneficiary’s address; the Company will not be responsible for failure to locate, and pay a beneficiary in the event of failure to provide a change of address. The beneficiary designation will be effective until it is superseded by a subsequent written designation or revocation.

     8.     Dividend Equivalents. On each dividend payment date you will be credited with dividend equivalents equal to the amount of dividends that would be payable to you if you held the Shares subject to the Units on the dividend record date. Upon the maturity date of the Units, the dividend equivalents will be paid to you in in shares based on the price of the shares on the dividend payment date. Until that time, your rights to the dividend equivalents will be those of a general unsecured creditor of the Company.

     9.     Withholding. You will be responsible for the payment of all federal and state income taxes and Social Security (FICA) taxes required to be withheld and paid with respect to the Units and Shares subject to the Units. At the Company’s option, the Company may (i) withhold the appropriate amount from your paycheck(s) and from any dividend equivalents or dividends paid with respect to the Units or Shares subject to the Units, or (ii) require you to pay the amount of the withholding tax to the Company and treat your timely payment of such amount to the Company as an additional restriction on the Units. At the Company’s option, you may satisfy all or part of your obligation to pay the withholding tax by transferring Shares to the Company or by cash settlement of the right to receive Shares under the Units. Your obligation will be satisfied to the extent of the then fair market value of the Shares.

     10.     Non-Contravention of Securities Laws. Notwithstanding anything to the contrary in this Agreement, any provisions of this Agreement that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) will be deemed to be modified to conform to and comply with those laws.

     11.     Unenforceability of Particular Provisions. The unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if the unenforceable provision were omitted.

     12.     Adjustment Provisions. In the event of changes in the common stock of the Company by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Company, appropriate adjustments may be made in the number and class of shares subject to the Units. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this section, and the extent thereof, will be determined by the Board of Directors of the Company, whose determination will be binding and conclusive. The existence of the Units or this Agreement will in no way impair the right of the Company or its stockholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company, or any grant of options or other rights with respect to its stock.

     13.     Limitation of Rights. Neither the adoption and maintenance of this Agreement or the grant of Units will (a) limit the right of the Company to discharge or discipline you, or otherwise terminate or modify the terms of your employment, to the extent permitted under the Employment Agreement, or (b) confer upon you any contract or other right or interest under this Agreement other than as specifically provided in this Agreement and the Employment Agreement.

     14.     Applicable Law. To the extent that state law is not preempted by any laws of the United States, this Agreement will be construed, regulated, interpreted and administered according to the laws of the Commonwealth of Virginia.

     15.     Successors. The provisions of this Agreement will be binding upon, and inure to the benefit of, all of your successors, including, without limitation, your estate and the executors, administrators or trustees thereof, your heirs and legatees, and any receiver, trustee in bankruptcy or representative of your creditors.

     16.     Amendments. The Compensation Committee may amend or modify this Agreement, except that no amendment or modification will adversely affect your rights and obligations under this Agreement unless you consent in writing.

By signing this Agreement, you accept the Award subject to the terms and conditions of this Agreement and the Employment Agreement.

OPTIONEE:	WITNESS:

/s/ Alfred T. Mockett Alfred T. Mockett	/s/ Teresa Wolken (Signature)

     The Company by its duly-authorized officer agrees that the Award is granted under the terms and conditions of this Agreement and the Employment Agreement.

	ATTEST:	AMERICAN MANAGEMENT SYSTEMS INCORPORATED, a Delaware Company

By:	/s/ Maureen Palmer (Signature)	By:	/s/ John S. Brittain, Jr. (Signature)